UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D. C. 20549

                             FORM 10-SB
                           AMENDEMENT #2

                  GENERAL FORM FOR REGISTRATION OF
                SECURITIES OF SMALL BUSINESS ISSUERS
  Under Section 12(b) or (g) of The Securities Exchange Act of 1934

                              PROPALMS, INC.
          (Name of Small Business Issuer in its charter)

                                 Nevada
   (State or other jurisdiction of incorporation or organization)
                               22-3351399
              (I. R. S. Employer Identification No. )

                   Unit 7, The Maltings Castlegate
                        Malton, N. Yorkshire
                      United Kingdom  YO17 7DP
                         011-44-1653-696270
  (Address and Telephone Number of Principal Executive Offices and
                     Principal Place of Business)


Securities to be registered pursuant to Section 12(b) of the Act.


Securities to be registered pursuant to Section 12(g) of the Act.

                                 Common Stock
                                  (Title of Class)


          INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Business

Propalms, Inc (the "Company"), a Nevada corporation formed in 2007, is a holding company with no operations. Its sole asset is ownership of 100% of Propalms, Ltd. a UK limited company
("Propalms"). For purposes of this description, all business of Propalms is being consolidated into the Company.

Propalms was founded in 2001 as a focused software company to develop infrastructure products to license and distribute world wide. Propalms specializes in URL filtering systems for both Microsoft Proxy and ISA Server platforms.

In 2005 Propalms purchased from Tarantella, Inc., a subsidiary of SunMicro Systems, the Terminal Service Edition (TSE), a Windows server based software product. The Company's vision is to focus on its award winning TSE software and continue to develop innovative products for the Server-Based global market, from small businesses to the large enterprises. TSE publishes server-based Windows applications and the Windows desktop through a single, unified and portable browser interface.

Today, Propalms Ltd is a software vendor / development company that has extensive experience in the enhancement of value of software for distributors, and provision of quality support for a broad range of customers. Propalms works with value-added resellers (VARs) and Independent Software Vendors (ISVs) internationally enabling Propalms to innovatively enhance channel distribution, providing suppliers and customers with a better way of doing business.

Propalms is dedicated to providing quality support, and reliable, scalable software at affordable prices. The Company's key advantages are:
 a. Existing and growing customer base worldwide
 b. Existing and increasingly secure annual support revenue
 c. Only one main competitor (Citrix Systems)
 d. Substantial barrier for other competition to enter market

Software Products

In 2005, Propalms purchased an existing and established software product called TSE (Terminal Services Edition), with customers worldwide and an established distribution network in 26 countries. Propalms purchased the intellectual property rights and all the technical knowledge base, and took over the key development team of the TSE product.

TSE enables any company to run all their software applications through their servers, rather than on each individual desktop. It enables all users, regardless of where they are based, to access their applications without having the problems of incompatibility issues and upgrade problems, all in a seamless manner.

TSE is a complete management product for the server-based computing environment. It enables all enterprises, large or small, to save significant money in managing their software and hardware, providing secure remote access and providing a more controlled IT environment. Using the base technologies of Microsoft Windows, TSE provides a full solution that manages end users, application servers and server-hosted Windows applications.

Unlike other solutions, TSE leverages the Microsoft RDP protocol as a standard building block, adding an intelligent management layer and protecting customers' long-term investments in the Microsoft platform. TSE publishes server-based Windows applications and the Windows desktop through a single, unified and portable browser interface.

Propalms acquired all the continuing annual support agreements, the brand rights with all collateral and the entire database of the TSE product including all customer information.

The financial implication to any organization or government in installing a thin client solution is substantial money savings.
Therefore, this sector of the software industry has become one of the key growth areas in recent years.

Marketing and Distribution

Propalms does not typically sell its products directly to customers. Most sales are channeled through its certified distribution network throughout the world. Propalms focuses its resources and energy on the technical development and enhancement of its products, and the marketing campaigns and sales generation leads, which are then passed on through its distribution channels.

The Company's initial strategy is to focus on the small business emerging market which its principal competition has no real hunger for. Propalms is focused on winning orders for companies needing 100 to 400 end user licenses, which strategy positions Propalms as an alternative to its very large competitor.

Propalms has a number of marketing tools at its disposal:

1. E-Shot: The marketing tool of the moment; it is both cheap to produce, cheap to send, and can generate instant results. Propalms is currently evaluating two email marketing and lead generation tools that enable it to verify the value of the e-shot blast and provide it with the metrics to ensure it is obtaining value for the money invested.

2. Tracking: Online tracking is very important to see how many people have read an e-shot or e-newsletter, who is reading it, and which articles interested them most. This allows for a more targeted sales and marketing effort.

3. Leadbank: Offers a complete lead generation service and is hosted as an ASP service. Leadbank's forte is in generating qualified leads and website optimization for search engines.
There is also a facility for e-broadcasts.

4. Data Cleaning and Subscription Management: Leadbank will be able to clean Propalms' existing data. With regards to subscription management, Leadbank can be configured to ask a number of segmenting questions, including an opt-in question.
The data can then be filtered to collect the required results, providing a tool to generate tight, responsive email communities, allowing targeted and rapid dissemination of information. The tracking capabilities will then be verified.

5. Direct Mail: Providing there is a tight control on the return on investment, direct mailings can be a positive marketing tool. However, the cost of direct mail pieces can be prohibitive and will only be considered where substantial vendor funding is available.

6. Telemarketing: Propalms will have access to 3 separate telemarketing resources: (i) the internal telemarketing department working out of its own offices, (ii) the sales account managers, and (iii) Target 250 Ltd who are a specialist UK based telemarketing company that get technology companies appointments with IT Directors. (on a project by project basis). Telemarketing enables the Company to ensure marketing messages can be followed up and results can be quantified. Propalms' telemarketing is flexible and can respond quickly any topic the public is interested in.

7. Advertising: Propalms is booking space in specific trade publications that provide targeted exposure to the reseller community.

8. Propalms Website: The website has been developed and is maintained in-house. This allows for changes to be made instantly, offering a dynamic website. As the backbone of Propalms online marketing effort, the website constantly reflects the products and services offered, the current campaign, and a clear "call to action" for each product page.

Propalms provides a unique proposition to the distributor and reseller channel on a worldwide basis through adding the services below:

1. Telesales: Propalms intention is to employ our own telemarketing team both in the UK and the U.S. that will eventually consist of five people who average four hundred calls a day into end user databases. These end users tend to be Government, Health, Education and Corporate with networks with more than 250 personal computers. The leads are then re-qualified by Propalms' team of product managers before being handed to the account managers to hand to their resellers. These leads are then tracked by the telemarketing team as they only get paid commissions on leads that turn into actual product orders. The Company now employs 2 telemarketers in the UK and 1 in the U.S. The results have generated more than 300 leads over the past 3 months with about 30 new sales.

2. Pre-Sales Telephone Support: Propalms has seven technical people who give free of charge pre sales support and 30 days post sales support, along with on site visits for TSE. The Company has 6 support people based in India who provide 24 hour support, 5 days a week. There is one technical consultant in Europe who helps the distributor with both support and on site visits.

3. Extra Support Revenue Services: Propalms provides a variety of support at additional costs for clients who request it.

4. Online Pre-Sales Installation: Propalms has the ability to have online meetings with a client and actually take over their computer for training and product setup as required.

5. On Site Pre-Sales Installation: Propalms tries to book an engineer to visit end users where the account has more than 500 nodes on their network. It gives the knowledge of successful installation and proper training on the product.
This method of pre-sales has resulted in a 90% rate of conversion into firm orders.

6. Funded Heads: Propalms provides large resellers with a funded head to work in their office with their sales desk to promote the TSE products.

U.S. Office

Propalms intends to open an Office in USA by the end of December 2008. This office will become our worldwide headquarters and will run the finance, marketing, sales and support departments.


Research and Development

Since Propalms purchased the existing and established software product TSE, there is no current further major core development needed where this product is concerned. Since July 2005, Propalms has made two upgrades including a major upgrade V5.0 released in April 2006. It is our intention to continue this upgrade/development schedule, to provide our existing and future customers with practical features. In July 2006, we took over the key development team of the TSE product and have since expanded the team from a core group of 5 to a team of 18 people.

It is our intention to release a new enterprise product in 2008 that will be focused on large organizations and governmental bodies, and will host a range of major enhancements for this market.

Distributors

Propalms has distribution agreements in place with 36 distributors worldwide to resell the TSE software. These agreements permit distributors who find resellers to sell
TSE licenses to the end-users.  Our top 3 distributors are:
    Tridex Systems, USA
    TCB, Japan
    Global, Canada

Technical Support:
1st Line support for all resellers is available via chosen regional distributors. 2nd Line support will be available directly with Propalms via our email support alias support@propalms.com or on-line support directly with one of our representatives via Webex.

The following additional technical resources are available via our website www.propalms.com:
  Product downloads
  Searchable knowledgebase
  Press releases
  Case studies
  Public newsgroup
  Technical Newsletters

Product roadmaps will be published to keep our partners' technical staff up to date with our product development progress and future plans.

Technical Training and Accreditation:
To maximize revenue opportunity with Propalms products we provide to all partners technical staff training to our accreditation level. This in turn gives our partner the tools to provide implementation and support services directly to their customers.

Competition

The main competition in our industry comes from U.S. based
Citrix, Inc. (NASDAQ: CTRX), which has approximately 90% of the current market for products like ours. Over the last 3 years, Citrix has been growing in excess of 50% per annum, with 2006 revenue at approximately $1.08 billion and net profit of approximately $196.75 Million.

Other competitors include: (1) Eircom, Quoted on the Tel
Aviv stock exchange (has recently finished developing a thin client solution application at a substantial cost.
Their strategy is to cross sell this new product to their existing customer base, but as of November 1, 2007, we do not believe that Eircom has made any significant sales);
(2) Microsoft.

Employees

Propalms employs 6 full time and 3 part time employees and enjoys good employee relations.

Item 2. Management's Discussion and Analysis or Plan of
Operation.

Cautionary statement identifying important factors that could cause our actual results to differ from those projected in forward looking statements.

Results of Operations: Years ended January 31, 2007 and
January 31, 2006

Revenue

Revenues are generated from the sale of licenses to our software and service and maintenance.

Total revenues for the period ending January 31, 2007 were $708,434, as compared to $142,009 for the period ended
January 31, 2006. The increase is attributable to increased sales of our core products.

Cost of Revenue

Cost of Revenue increased from $90,325 in 2006 to $422,358 in 2007 and consists primarily of fees paid to outside firms to perform software support tasks, amortization of acquired product technology and capitalized software development costs, and other personnel-related costs of providing technical support and consulting, as well as, the Company's online services.

Expenses

Expenses for the period ended January 31, 2006 and 2007 were $402,177 and $1,811,538, respectively. The increase is attributable primarily to expenses associated with process of becoming a publicly traded company and associated expenses to market out common stock.

Net Loss

During the period ended January 31, 2007, the company recorded a Net Loss of $1,525,462 as compared to a loss $350,493 for period ending January 31, 2006. The increase is primarily attributable to the increase in expenses associated with becoming a public company.

Income Taxes

As of January 31, 2007 and 2006, our UK subsidiary had net operating loss carry forwards which can be carried forward indefinitely to offset future taxable income. The deferred tax assets for the subsidiary at January 31, 2007 consist mainly of net operating loss carry forwards and were fully reserved as we believe it is more likely than not that these assets will not be realized in the future.

Assets and Liabilities

At January 31, 2007 the Company had $419,750 in current assets and total assets of $1,390,691, and $2,358,470 in current liabilities and $2,660,549 in Total Liabilities.

Going Concern

As shown in the consolidated financial statements, during the year ended January 31, 2007, we incurred net losses of $1,525,462. In addition we had a negative cash flow in operating activities amounting to $109,343 in the year ended January 31, 2007, and our accumulated deficit was $1,875,955 as of January 31, 2007. If we are unable to generate profits and unable to continue to obtain financing for our working capital requirements, we may have to curtail our business sharply or cease business altogether.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we Company be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and ultimately to attain profitability. We are in the process of raising equity financing by private placement agreements to overcome the condition.

Item 3. Description of Property.

Property

The Company does not yet have any offices. All corporate operations are managed out of the Propalms, Ltd. offices in the UK. It is the intention to set up a Head Office in the U.S. in 2008. Our UK subsidiary leases a main office located at Unit 7, The Maltings Castlegate Malton, North Yorkshire YO17 7DP, UK. The lease term is for 3 years, ending
September 1, 2008. The U.S. based marketing office is located at 9780 Mt. Pyramid Court, Ste. 290, Englewood, CO, 80112, and the India office is located at 15 National Co-op Housing Society, ITI Road, Aundh, Pune 411007, India.

Item 4. Security Ownership of Certain Beneficial Owners and
Management.

The following table sets forth as of the date hereof, the number of Shares beneficially owned by each director, officer and other Share holders owning of record and or beneficially, 5% or more of our Shares:


                                       Percentage of
                                         Ownership
                                       --------------
Owen Dukes, CEO/Director   115,475,000      36.98%
Robert Zysblat,
  President/CFO/Director   115,475,000      36.98%
Nakul Sood                  10,000,000        .32%
                           -----------      ------
All officers and
directors as a group       243,500,000      74.28%


Certain of the above named Shareholders may be deemed
"Promoters" or "Affiliates" of the Company as defined under the Act.

Item 5. Directors and Executive Officers, Promoters and
Control Persons.

DIRECTORS AND OFFICERS

The Directors and Executive Officers of the Company as of the
date of this offering are as follows:
      Name          Age    Position
     ------         ---   ----------
  Owen Dukes         40    CEO, Chairman
                           President of Propalms, Ltd.
                           Director
  Robert Zysblat     50    President; CFO and
                            Director
  Nakul Sood         33    Director


The directors of the Company are elected annually by the shareholders for a term of one year, or until their successors are elected and qualified. The Officers are appointed by the Board of Directors at the annual meeting of directors immediately following each annual meeting of shareholders of the Company and serve at the pleasure of the Board of Directors.

Background of Directors and Executive Officers

Owen Dukes, CEO. In July 2005, Dukes became a director of
Propalms Ltd. and In Jan, 2006, he was appointed CEO.
Mr. Dukes has twenty years extensive industry experience.
He worked for Phoenix Distribution, the leading Microsoft reseller, as their UK channel Manager from 1993 to 2000.
Mr. Dukes then worked as Business Development Manager for
Surf Control PLC, from 2000 to 2001 building up their UK market to a multi million pound enterprise. In 2000, he launched Arc Technology Distribution Ltd, and purchased two other distributors, Unidirect Ltd and IPconnect Ltd.
Over the next three years, Mr. Dukes restructured the ARC business and this year that company is expected to generate revenue in excess of $12 million. Since this period, he has taken a back seat in Arc, and as of Jan 2007, will be appointed chairman.

Robert Zysblat, President, Chief Financial Officer and Director. Mr. Zysblat has a well known entrepreneurial track record in the security software industry and has successfully led and sold a number of significant messaging companies. In 1998 he purchased
100% shareholding of Computer Communications
Ltd, becoming CEO, and successfully sold this business in an MBO in July 2001. In December 2000, he purchased
5th Generation Messaging, becoming CEO, and sold all his stock in July 2002. In September 2002, he purchased
MSS communications becoming Chairman, and sold the business in 2004. Mr. Zysblat since July 2005, now brings to Propalms a commercial focus and the ability to help customers implement and integrate products.

Nakul Sood, 34: In 2000, Mr. Sood was the Director of
Product Management and Planning at New Moon Systems,
Inc. and on the original development team of the Propalms
TSE software. Several years later, New Moon Systems was purchased by Tarantella, Inc. where he was named the Director of IDC and Product Management. In 2003, just prior to the acquisition of Tarantella by Sun
Microsystems, Mr. Sood founded Aloha Technology Pvt.
Ltd where he is currently the Managing Director.
Mr. Sood earned dual MBAs in Marketing and Information
Systems from Hawaii Pacific University and his bachelor's in Mechanical Engineering while living in India.


         Meetings and Committees of the Board

The Board of Directors currently consists of three members.
There are no committees of the Board. The Board meets as needed.

Item 6. Executive Compensation.

The following table sets forth information concerning the
annual and long term compensation of our Chief Executive
Officer, and the most highly compensated employees and/or
executive officers who served at the end of the fiscal
years 2006 and 2007, and whose salary and bonus exceeded
$100,000 for the fiscal years 2006 and 2007, for services
rendered in all capacities to us. The listed individuals
shall be hereinafter referred to as the Named Executive
Officers.
                               Annual
Name and principal          Compensation     Stock
    position      Year   Salary($) Bonus($) Awards($)
----------------- ----  ---------  -------- -------
Owen Dukes, CEO   2006   56,748       $0       $0
Owen Dukes, CEO   2007   60,000        0        0

Robert Zysblat,
 President/CFO    2006   56,748        0        0

Robert Zysblat,
 President/CFO    2007   60,000        0        0

                                    Non-Equity
                                     Incentive
Name and principal       Option        Plan
    position      Year   Awards($) Compensation
----------------- ----  ---------  ------------
Owen Dukes, CEO   2006     $0            $0
Owen Dukes, CEO   2007      0             0

Robert Zysblat,
 President/CFO    2006      0             0

Robert Zysblat,
 President/CFO    2007      0             0


                        Changes In
                       Pension Value      All
Name and principal     and NQ Deferred   Other
    position      Year Comp. Earnings Compensation  Total
----------------- ---- -------------- ------------ -------
Owen Dukes,CEO   2006        $0            $0      $56,748
Owen Dukes,CEO   2007         0             0       60,000

Robert Zysblat,
 President/CFO   2006         0             0       56,748

Robert Zysblat,
 President/CFO   2007         0             0       60,000

For the years ended January 31, 2007 and 2008, the Company has not granted any equity based compensation.


Employment agreements

The Company has Employment Agreements with its executive officers. Each Employment Agreement will be renewed on a yearly basis unless the Company otherwise notifies them. The Employment Agreements provided for base salaries, exclusive of bonuses, merit raises and other options, if any, which may be awarded from time to time by the Board of Directors. The Employment Agreements require the Principles to refrain from disclosing confidential information regarding the Company, refrain from competing with the Company for one year following termination and contains an invention assignment clause in favor of the Company. Additionally, there are changes of control provisions in favor of the employees, which provide for an additional twelve-month salary post termination.

Item 7. Certain Relationships and Related Transactions and
Director Independence.

The Company's subsidiary has retained Katherine Dukes as the operations Manager in the UK office. During this period, she was compensated $66,968. Ms. Dukes is the wife to the CEO of the Company.

Item 8. Description of Securities.

Our Articles of Incorporation authorize the issuance of up to 500,000,000 shares of Common Stock, having a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock, having a par value of $0.0001 per share.

Description of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments once fully paid.

Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

(a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including
(but without limiting the generality of the foregoing) the following:

   (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of Preferred Stock and, except where otherwise provided by the Board of Directors in creating such series) or decreased
       (but not below the number of shares thereof then outstanding) from time to time by resolution by the Board of Directors;

  (ii) the rate of dividends payable on shares of such series, the times of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

 (iii) whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

  (iv) the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

   (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

  (vi) the rights, if any, of the holders of shares of such series to vote.

(b) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series.

Transfer Agent, Registrar and Warrant Agent

Our transfer agent is Florida Atlantic Stock Transfer,
7130 Nob Hill Rd., Tamarac, Florida, 33321, phone number 954-726-6305.

                          PART II

Item 1. Market Price of and Dividends on the Registrant's Common
Equity and Related Stockholder Matters.

Our common stock began trading on the Pink Sheets over-the-counter system under the symbol "JLNY", but the symbol was changed to "PRPM" on Feb 14th, 2007.

Historical Market Price Data for Common Stock

The following table sets forth the range of high and low bid prices for the common stock for the period beginning January 1, 2007 and ending October 31. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

       Common Stock            	  High ($)   Low ($)
      --------------             ---------  --------
Quarter Ended April 30, 2007        $.14      $.07
Quarter Ended July 30, 2007 	    $.12      $.05
Quarter Ended October 31, 2007      $.09      $.03
Period Ended November 12, 2007      $.04      $.03

Number of Shareholders and Total Outstanding Shares

As of October 31, 2007, approximately 308,238,955 shares of our common stock were outstanding and, as far as we can determine, were held by approximately 37 holders of record.

No dividends have been paid on the common stock, and none are expected to be paid in the foreseeable future.

Item 2. Legal Proceedings.

None.

Item 3. Changes in and Disagreements with Accountants.

Propalms changed accountants in June, 2007 to Kabani &
Company, Inc., Certified Public Accountants, 6033 West
Century Blvd., Suite 810, Los Angeles, CA 90045,
Phone 310-694-3590. The previous accountants were Richard L. Brown & Company, P.A. in Tampa, Florida.
There were no disagreements with the previous accountants.

Item 4. Recent Sales of Unregistered Securities.

Pursuant to its Private Placement Memorandum dated January 1, 2007, MJMM Investments, LLC signed a Subscription Agreement dated January 9, 2007. During the period from January 16, 2007 to November 1, 2007, MJMM Investments, LLC purchased a total of 23,113,837 shares for the amount of $310,600.

Pursuant to its Private Placement Memorandum dated January 1, 2007, Ivest Group, LLC signed a Subscription Agreement dated January 10, 2007. During the period from January 26, 2007 to November 1, 2007, Ivest Group, LLC purchased a total of 1,093,441 shares for the amount of $30,000.

Item 5. Indemnification of Directors and Officers.

Nevada Revised Statutes Section 78.7502 provides for both discretionary and mandatory indemnification of officers and directors of the Company.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing provisions, or otherwise, Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                     PROPALMS USA, INC.
            Consolidated Financial Statements
                      January 31, 2007



    Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Propalms, Inc.

We have audited the accompanying consolidated balance sheet of Propalms, Inc. (a Nevada corporation) as of January 31, 2007, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended January 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Propalms, Inc. as of January 31, 2007, and the consolidated results of their operations and their consolidated cash flows for the year ended January 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended January 31, 2007, the Company incurred net losses of $1,525,462. In addition, the Company had negative cash flow in operating activities amounting $109,343 in the year ended January 31, 2007 and the Company's accumulated deficit was $1,875,955 as of January 31, 2007. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
----------------------------
Certified Public Accountants

Los Angeles, California
August 31, 2007



                     PROPALMS USA, INC.
                 CONSOLIDATED BALANCE SHEET
                      January 31, 2007

                          ASSETS


Current assets:
  Cash and cash equivalents                      $     21,286
  Restricted cash                                     119,714
  Accounts receivable, net of allowance
    of doubtful accounts of $10,354                   129,528
  Prepaid expenses and other current assets           149,222
                                                -------------
    Total current assets                              419,750

Property and equipment, net of
 accumulated depreciation of $6,318 (note 3)           13,151

Intangible assets, net of accumulated
     amortization of $284,969 (note 5)                957,789
                                                -------------
    Total assets                                $   1,390,691
                                                =============

              LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                              $      256,342
  Accrued expenses                                     433,716
  Notes payable (note 6)                               746,392
  Loans from shareholders (note 7)                     147,178
  Deferred revenue                                     582,880
  Derivative liability                                 191,962
                                                --------------
    Total current liabilities                        2,358,470

Long term liabilities:
Deferred revenue                                        55,697
Notes payable (note 6)                                 246,382
                                                --------------
    Total long term liabilities                        302,079
                                                --------------
    Total liabilities                               $2,660,549

Commitments and Contingencies (Note 8)                      -

Stockholders' deficit:
  Common stock, $0.0001 par value; 500,000,000
   shares authorized; 384,630,782
   issued and 272,797,448 outstanding                   27,280
  Additional paid in capital                           575,361
  Subscription receivable                              (10,000)
  Accumulated deficit                               (1,875,955)
  Comprehensive gain                                    13,456
                                                 -------------
    Total deficit in stockholders' deficit          (1,269,858)
                                                 -------------
    Total liabilities and
        stockholders' deficit                    $   1,390,691
                                                 =============

The accompanying notes are an integral part of these consolidated financial statements.


                         PROPALMS USA, INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE YEARS ENDED JANUARY 31, 2007 AND 2006



                                            2007            2006
                                          --------        --------

     Net revenue                       $    708,434    $   142,009

     Cost of revenue                        422,358         90,325
                                       ------------    -----------
        Gross profit                        286,076         51,684

     Expenses:
        Research and development            184,570        117,341
        Sales and marketing                 350,017        150,127
        General & administrative          1,024,817         95,454
        Impairment loss                      67,700             -
                                       ------------     ----------
        Total operating expenses          1,627,104        362,922
                                       ------------     ----------

     Net operating loss                  (1,341,028)      (311,238)

     Other (income) expenses:
        Interest income                      (2,525)            -
        Interest expense                     70,197         39,255
        Change in fair value of
         derivative liability               116,762             -
                                        -----------     -----------
        Total other expenses                184,434         39,255
                                        -----------     -----------

     Net loss                            (1,525,462)      (350,493)

     Other comprehensive income (loss):
        Foreign currency translation         13,456              -
                                        -----------     -----------

    Comprehensive loss                  $(1,512,006)    $ (350,493)
                                        ============    ===========

 Basic and diluted loss per share:
    Net loss                               $  (0.01)       $  (0.00)
                                          ==========      ==========

 Weighted average shares used in
   calculating net loss per share
   Basic and diluted                     233,031,170     230,000,000
                                         ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.




                                         PROPALMS USA, INC.
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                               Years Ended January 31, 2007 and 2006

                                            2007          2006
                                          --------      --------
Cash flows from operating activities:
  Net (loss)                            $(1,525,462)  $(  350,493)

Adjustments to reconcile net loss
  to net cash (used in) provided by
  operating activities:
  Amortization                              186,358         81,115
  Depreciation                                4,609          1,292
  Stock issued for services                 582,500             -
  Impairment loss                            67,700             -
  Provision for bad debt                     53,286             -
  Options expense                             4,700             -
  Change in fair value of derivative
   liability                                116,762             -

Increase in assets
   Increase in accounts receivables         (86,415)       (77,746)
   Increase in prepaid expenses and
     other current assets                   (70,571)       (11,185)
Increase in liabilities
   Increase in accounts payable             357,643         78,830
   Increase in accruals & deferred
      revenue                               168,387         55,016
   Increase in customer support              31,160        495,652
                                         ----------    -----------
      Net cash provided by(used in)
       operating activities                (109,343)       272,481
                                         ----------    -----------

Cash flows used in investing activities:
  Acquisition of intangible assets         (161,913)    (1,027,711)
  Purchases of property and equipment       ( 4,546)       (13,194)
  Restricted cash                          (119,714)            -
                                         ----------    -----------
      Net cash used in
         investing activities              (286,173)    (1,040,905)
                                         ----------    -----------

Cash flows from financing activities:
  Payment on note payable                        -         (20,905)
  Proceeds from issuance of note payable    289,036        761,261
  Proceeds from loans from shareholders      27,845        106,050
  Issuance of common stock for cash          10,000            141
                                         ----------    -----------
      Net cash provided by
        financing activities                326,881        846,547
                                         ----------    -----------
      Effect of exchange rate on
         cash & cash equivalents             11,798             -

Net increase in cash & cash equivalents     (56,837)        78,123

Cash & cash equivalents beginning of
  period                                     78,123             -
                                         ----------    -----------
Cash & cash equivalents end of period    $   21,285    $    78,123
                                         ==========    ===========
Supplemental disclosures:
Interest paid                            $   70,197    $    39,255
Income tax paid                          $       -     $        -

The accompanying notes are an integral part of these consolidated financial statements.



                       PROPALMS USA, INC.
       CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
        For The Years Ended January 31, 2007 and 2006

                                                 Additional
                          Common       Common      Paid in   Subscription
                          Shares         Par       Capital    receivable
                         --------     --------   ----------  ------------

Opening balance        230,000,000   $ 23,000   $ (22,859)  $       -

Net loss for the
 period from inception
 to January 31, 2006            -          -           -            -
                       ------------  ----------  ---------   ------------
Balance as of
 January 31, 2006      230,000,000     23,000     (22,859)          -


Recapitalization as a
 result of reverse
 merger                 21,380,782      2,138      (2,138)          -

Shares issued for cash   1,666,666        167      19,833      (10,000)

Stock issued for
 services               19,750,000      1,975     580,525            -

Comprehensive loss              -          -           -             -

Net Loss for the year
 ended January 31, 2007         -          -           -             -
                       -----------  ---------   ---------     ----------
Balance as of
 January 31, 2007      272,797,448   $ 27,280   $ 575,361      $(10,000)

                       ===========  =========   =========     ==========


                              Comprehensive  Accumulated      Total
                                  Loss        Deficit        Equity
                             -------------  -----------     ---------

Opening balance             $       -      $      -        $    141

Net loss for the
 period from inception
 to January 31, 2006                -       (342,978)      (342,978)
                            ------------   -----------   ------------
Balance as of
 January 31, 2006                   -       (350,493)      (350,352)


Recapitalization as a
 result of reverse
 merger                             -             -              -

Shares issued for cash              -             -          10,000

Stock issued for
 services                           -             -         582,500

Comprehensive loss              13,456            -          14,360

Net Loss for the year
 ended January 31, 2007             -     (1,525,462)    (1,525,462)
                           ------------   -----------   ------------
Balance as of
 January 31, 2007              $13,456   $(1,875,955)   $(1,269,859)

                           ============   ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.


                          PROPALMS USA, INC
                 NOTES TO THE FINANCIAL STATEMENTS
                      January 31, 2007 and 2006

Note 1. Nature of Business

Nature of Business

Propalms, Inc. (the "Company"), formerly Jenna Lane, Inc.
(Jenna Lane), was incorporated in 1995 under the laws of the State of Nevada.

Propalms Ltd was a UK registered company incorporated in October 2001 with a fiscal year end of January 31. On July 12, 2005 Propalms, Ltd. purchased from Tarantella, Inc. a license and purchase option agreement for the world wide intellectual property rights, including the entire customer base and all the ongoing maintenance revenue, of a software product called Terminal Services Edition ("TSE"). Jenna Lane is a Nevada Corporation, incorporated in 1995. Jenna Lane was a non operating company. On December 8, 2006, shareholders of Propalms Ltd. purchased 13,750,000 shares of Jenna Lane. On December 9, 2006, Jenna Lane entered into an agreement with all the shareholders of Propalms Ltd. to exchange 230,000,000 shares of Jenna Lane for all the issued and outstanding stock of Propalms Ltd. After the consummation of the agreement, the former shareholders of Propalms Ltd. own 243,750,000 shares of common stock of Jenna Lane, which represent 89.35% of Jenna Lane's outstanding shares.

The exchange of shares with Propalms, Ltd. has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the Propalms, Ltd. obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Propalms Ltd, with Propalms Ltd. being treated as the continuing entity. The historical financial statements presented are those of Propalms Ltd. The continuing company has retained January 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

The consolidated financial statements include the accounts of Propalms, Inc. and its wholly owned subsidiary, Propalms Ltd.
All significant inter-company accounts and transactions have been eliminated in consolidation.

During December 2006 Jenna Lane increased its authorized common shares to 500,000,000 in order to acquire Propalms Ltd.

In March 2007 Jenna Lane, Inc. changed its name to Propalms USA, Inc. and its ticker symbol to PRPM.PK in order to better reflect the nature of the Company's business. As a result of this recapitalization and reorganization, the financial statements of the Company reflect the results of operations beginning on July 12, 2005 (since "Inception"). Further, on June 22, 2007 Propalms USA, Inc. changed its name to Propalms, Inc. to better reflect the Company's international sales and global presence.

Propalms Inc., through Propalms Ltd., develops TSE which offers users a complete management product for the Microsoft server-based computing (SBC) environment. TSE allows users to manage and operate all their software applications centrally on their servers rather than on each individual desktop computer. The Company markets and licenses its products through multiple channels such as value-added resellers and channel distributors.

Note 2. Summary of significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable:

The Company's customer base consists of a geographically dispersed customer base. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using various methods over the estimated useful lives of the assets, which is four years. Depreciation expense was $4,609 and $1,292 for the periods ended January 31, 2007 and 2006, respectively.

The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98.1 Accounting for the Costs of
Computer Software Developed or Obtained for Internal Use. The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs for employees incurred in developing internal-use computer software. These costs are included with "Computer equipment and software." Costs incurred during the preliminary project and post-implementation stages are charged to general and administrative expense.

Intangible Assets:

Intangible assets consist of product licenses, renewals, distributor relationships and goodwill. The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill is being evaluated in accordance with SFAS No. 142.

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting
Standards No. 144, "Accounting for the Impairment or
Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes
SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. As of January 31, 2007, the Company determined that there was an impairment of $95,480 to the value of the software.

Revenue Recognition

The Company recognizes its revenue in accordance with the Securities and Exchange Commissions ("SEC") Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104") and The American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and SOP 98-9, SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," and Accounting Research Bulletin 45 (ARB 45) "Long-Term Construction Type Contracts." The Company's revenue recognition policy is as follows:

License Revenue: The Company recognizes revenue from license contracts without major customization when a non-cancelable, non-contingent license agreement has been signed, delivery of the software has occurred, the fee is fixed or determinable, and collectibilty is probable. Revenue from the sale of licenses with major customization, modification, and development is recognized on a percentage of completion method, in conformity with ARB 45 and SOP 81-1. Revenue from the implementation of software is recognized on a percentage of completion method, in conformity with Accounting Research Bulletin ("ARB")
No. 45 and SOP 81-1. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. An output measure of "Unit of Work Completed" is used to determine the percentage of completion which measures the results achieved at a specific date. Units completed are certified by the Project Manager and EVP IT Operations.

Services Revenue: Revenue from consulting services is recognized as the services are performed for time and materials contracts. Revenue from training and development services is recognized as the services are performed.
Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one to two years.

The Company markets and licenses its products, Propalms Terminal Server Edition ("TSE"), primarily through indirect channels such as value-added resellers and channel distributors. The product license is perpetual and includes either one to two years of maintenance. Maintenance includes enhancements and unspecified software upgrades.

Fair Value:

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such amounts.

Advertising Costs:

The Company expenses the cost of advertising as incurred.
Advertising costs for the years ended January 31, 2007 and 2006 were insignificant.

Net Income/Loss Per Share:

Net income/loss per share is calculated in accordance with the Statement of financial accounting standards No. 128
(SFAS No. 128), "Earnings per share." Basic net income/loss per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The weighted average number of shares used to compute basic and diluted loss per share is the same in these consolidated financial statements for the years ended January 31, 2007 and 2006 since the effect of dilutive securities is anti-dilutive.

Product Concentration

The Company derives substantially all of its revenues from its TSE Server product and anticipates that this product and future derivative products and product lines based upon this technology will continue to constitute a majority of its revenue. The Company could experience declines in demand for this product, whether as a result of general economic conditions, new competitive product releases, price competition, lack of success of its strategic partners, technological change or other factors. The total revenue generated during the year ended January 31, 2007 from the product was $708,434 and the receivable as of January 31, 2007 was $129,528.

Cost of Revenues

Cost of revenues consists primarily of fees paid to outside firms to perform software support tasks, amortization of acquired product technology and capitalized software development costs, and other personnel-related costs of providing technical support and consulting, as well as, the Company's online services.

Foreign Currency & Operations

The functional currency was the Great Britain Pound for the year ended January 31, 2007. The January 31, 2007 financial statements of the Company were translated to United States dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts were translated at their historical exchange rates when the capital transactions occurred. Net gains and losses resulting from translation of foreign currency financial statements are included in the statements of stockholder's equity as other comprehensive income or (loss). Foreign currency transaction gains and losses are included in consolidated income (loss).

Approximately 40% of the Company's revenues are derived from sales to business in the United Kingdom, 6.5% are derived from sales to business in Europe, and 1.5% are derived from sales to business in Canada. The remaining 52% of revenues are derived from sales to business in the United States, Central and South America, and Asia.

Income Taxes:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the currently enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. Deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carry forwards. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

As of January 31, 2007 and 2006, the Company's UK subsidiary had net operating loss carry forwards which can be carried forward indefinitely to offset future taxable income. The deferred tax assets for the subsidiary at January 31, 2007 consists mainly of net operating loss carry forwards and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the UK as of
January 31, 2007 and 2006.
                          2007          2006
                         ------        ------
Net Operating Loss
  Carryforward         $1,086,085   $  195,008
Total Deferred
  Tax Assets              206,350       37,050
Less: Valuation
  Allowance              (206,350)     (37,050)
                       ----------   ----------
  Net Deferred Tax
   Asset               $       -    $       -
                       ==========   ==========

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

                          January 31,      January 31,
                             2007             2006
                          ----------       -----------
Tax expense (credit) at
  statutory rate-federal        (34)              (34)
State tax expense net of
  federal tax                    (6)               (6)
Changes in valuation
  allowance                      40                40
Foreign income tax:
 UK                              19                19
Changes in valuation
  allowance                     (19)              (19)
                           ---------        ----------
Tax expense at actual
 rate                            -                  -

                           =========         =========

Stock-based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on October 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of October 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after October 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations. The Company has not granted any stock-based compensation to any employees, officers or directors at January 31, 2007.

Segment Reporting

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superseded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its customers (see Note 2, Foreign Currency and Operations.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, during the year ended January 31, 2007 the Company incurred net losses of $1,525,462. In addition, the Company had a negative cash flow in operating activities amounting $109,343 in the year ended January 31, 2007, and the Company's accumulated deficit was $1,875,955 as of January 31, 2007. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going convern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability. The Company is in the process of raising equity financing by private placement agreements to overcome the condition.

Recent Accounting Pronouncements:

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends
SFAS No 133, "Accounting for Derivative Instruments and
Hedging Activities", and SFAS No. 140, "Accounting for
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management is currently evaluating the effect of this pronouncement on the financial statements.

In March 2006 FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets." This Statement amends SFAS
No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:
 1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
 2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September
15, 2006. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS No. 157 "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements
No. 87, 88, 106, and 132(R)". This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:
 1. A brief description of the provisions of this Statement
 2. The date that adoption is required
 3. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, "The
Fair Value Option for Financial Assets and Financial
Liabilities." FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement.

FAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings.
FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is currently evaluating the effect of this pronouncement on financial statements.

Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform with the 2007 presentation.

Note 3. Property and Equipment

Property and equipment at January 31, 2007 are as follows:

  Computer and office equipment      $  15,489
  Computer software                      2,644
  Furniture and fixtures                 1,336
                                     ---------
    Total Property and Equipment        19,469
  Less: Accumulated Depreciation        (6,318)
                                     ---------
   Net Property & Equipment          $  13,151
                                     =========


Depreciation expense amounts to $4,609, and $1,292 for the years ended January 31, 2007 and 2006, respectively.

Note 4. Acquisitions

Concurrent with the inception of business on July 12, 2005, the Company completed the acquisition of $1,008,000 in net intangible assets from an unrelated third party. The Company engaged an independent valuation expert to estimate the fair values of the assets and liability acquired. The excess of consideration given over the fair value of the assets and liability acquired has been recorded as goodwill. The assets acquired consisted of $604,000 in developed software technology and $404,000 in customer relationships. Additionally, the Company assumed an obligation to continue to provide support and maintenance to the existing users of the acquired software technology.

The determination of the fair value of this obligation of $143,000 was based on estimates and assumptions provided by the Company. The estimated fair value of this obligation was determined by utilizing a cost build-up approach plus a normal profit margin. The Company did not include any costs associated with selling efforts, research and development or the related fulfillment margins on these costs as they were not deemed to represent a legal obligation at the time of the acquisition.

This obligation is being amortized to revenues over a two year period on a pro-rata basis. During the period ended January 31, 2007, the Company recognized $74,744 as revenue related to the amortization of this obligation. The net remaining value of the obligation at January 31, 2007 is comprised of a current portion of $32,898, which is included in deferred revenue in the accompanying balance sheet.

Note 5. Goodwill and Intangible Assets

Intangible assets consist of acquired developed software technology, acquired customer relationship, capitalized software development costs and goodwill.

The components of intangible assets at January 31, 2007 are summarized as follows:

                                   2007     Est. Life
                                  ------    ---------
 Developed Software Technology   $ 571,216    5 years
 Customer Relationships            445,935   10 years
 Software Development Costs        197,827    2 years
   Less: Accumulated
    Amortization                  (284,969)
                                 ---------
Net intangible assets            $ 930,009
                                 =========


The developed software technology and software development costs are being amortized to cost of revenues. The value of the customer relationships is being amortized to Sales and Marketing expense. The amortization for the years ended January 31, 2007 and 2006 amounted to $209,542 and $81,115, respectively.

The Company determined as of January 31, 2007, that the value of software was impaired and recognized an impairment loss of $67,700.

Note 6. Derivative liability

During the year ended January 31, 2007, the Company entered into an agreement with an investor relation firm to provide services for a period of two years. The fees for the services were determined to be $37,500 per month or 1,500,000 shares and 4,000,000 options exercisable for a term of 2 years. These options are exercisable at 40% discount to the 10 day average closing bid price for the 10 days immediately prior to the date the consultant gives notice to exercise the options. As the options do not have a fixed exercise price, therefore, these options have been separately presented as a derivative liability as of January 31, 2007 in the accompanying balance sheet having a value of $191,962. The value of the option was calculated using the Black-Scholes model using the following assumptions: Discount rate of 4.13%, volatility of 281% and expected term of 2 years. The fair value of the option liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net loss.

The fair value of the options at inception was $75,200 which was charged to consulting fee and is being amortized over the term of the agreement. As of January 31, 2007, the unamortized portion of the fee was $70,500 which has been shown as a part of the prepaid expenses in the accompanying balance sheet.

The Black-Scholes pricing model used the following assumptions:
	Risk-free interest rate		4.13%
	Expected life			2 years
	Expected volatility		100%
	Dividend yield			 0%

                                                  Aggregated
                                     Exercise      Intrinsic
                        # shares       Price         Value
                      ------------  ----------   ------------
Options:
Outstanding and
 exercisable,
January 31, 2006               -     $     -      $        -

Granted                 4,000,000       0.012           4,800

Exercised                      -           -               -

Expired                        -           -               -
                        ---------                 -----------
Outstanding and
exercisable,
June 30, 2007           4,000,000    $  0.012     $   152,000


Note 7. Debt

To finance the acquisition of those certain assets and liabilities in July 2005, the Company made an initial cash payment of $100,000 and agreed to make payments to the seller over a scheduled 30 month period, for a total of $900,000. The agreement calls for quarterly payments of $50,000, with the initial payment due October 2005, until December 2007, at which time the remaining balance is due and payable. This note is non-interest bearing. In recording this liability, the Company imputed approximately $135,000 of interest using a rate of 8%.

At January 31, 2007, the remaining obligation owed the seller is $800,000. The balance sheet at January 31, 2007 reflects a total amount of $705,163. The difference between the amount actually owed to the seller and the amount of debt on the accompanying balance sheet reflects imputed interest that will be recognized as interest expense over the life of the indebtedness.

On July 10, 2006 the Company received working capital loan financing from HSBC Plc. Interest is charged on a monthly basis and repayments of principal and interest are made monthly. The total principal outstanding at January 31, 2007 was $287,611 of which $41,229 is recorded as current and $246,382 is recorded as long term. Interest charged for the period ended January 31, 2007 was $11,008. The loan is repayable over a ten year period beginning three months from July 2006 in fixed monthly installments of $3,436 per month inclusive of interest. Interest is at 2.2% margin over the banks base rate. A proportion of the initial sum advanced (40%) is held on deposit with HSBC Plc and is included in restricted cash assets, the remainder of the original loan (60%) has been secured by the personal guarantee of the Company's CEO.

The maturity schedule of the loan over the next five years ending
January 31 is as follows:
  2008  $41,229
  2009   41,229
  2010   41,229
  2011   41,229
  2012   41,229

Note 8. Loans from Shareholders

As part of the Company's July 2005 reorganization and recapitalization discussed in Note 1, each of the two shareholders loaned the Company $53,205. These notes are non-interest-bearing and due on demand or upon certain events that would effect a change in control of the Company. Further advances made to the Company during the period ended January 31, 2007 amounted to $40,768. The total amount owed, of $147,178, is reflected as current as it is a demand note.

Note 9. Commitments and Contingencies

At January 31, 2007 there were no material commitments or contingencies. The Company leases office spare in the United Kingdom on a month-to-month basis. This lease is accounted for as an operating lease.

The company has a 2 years agreement with an investor relations firm. The agreement entails for a cash fee of $37,500 per month or 1,500,000 shares of the company per month. The agreement is through December 15, 2008.

The company also has executive agreements with the President & CEO of the company for a monthly salary of approximately $65,000 per annum. These agreements can be cancelled at the age of 65 years of the executive or after giving 6 months notice. (See note 13).

Note 10. Factoring agreement

During the period the Company engaged arranged an invoice financing facility from G.E. Capital Financing, a factoring firm. The facility has a minimum period of 24 months. The advance percentage is 75% and the advance period is 90 days from the end of month of invoice date. The approved currencies are Euro, Sterling Pound & US$ and Canadian dollar. Advances on debts due to be collected at January 31, 2007 by G.E. Capital are included in accrued expenses and amounted to $61,071. The company has provided a fixed and floating charge over its assets and guaranteeing the obligations. A personal guarantee and indemnity executed by the CEO and president limited to 30,000
GBP.  The Company discontinued this facility effective April 2007.

Note 11. Stockholders Deficit

On December 9, 2006, we entered into a Share Exchange Agreement (the "Exchange Agreement") with Propalms Ltd., a privately owned UK company ("Propalms Ltd."), and the beneficial owners of all of Propalm Ltd's shares, (the "Shareholders"), pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of Propalms Ltd in exchange for the issuance in the aggregate of 230,000,000 shares of common stock of the Company (the "Shares") to the Shareholders of Propalms Ltd.

During the period ended January 31, 2007 the Company issued a total of 272,797,448 common shares as follows:
                      Shares Issued        Total Shares
                      -------------        -------------
Issued for services     19,750,000           19,750,000
Issued for stock
  subscriptions          1,666,666            21,416,666
Issued to existing
  shareholders of
  Jenna Lane, Inc.      21,380,782            42,797,448


As part of the Jenna Lane purchase, the Company was obligated to reserve 25,000,000 shares of common stock for one year from the closing date.

Note 12. Related Party Transactions

During the year ended January 31, 2007, the Company paid $56,478 each as annual compensation to the President/CFO and to the CEO of the Company who are also the major shareholders of the Company. The Company has retained Katherine Dukes as the Operations Manager. During this period she was compensated $66,968 and is the wife to the CEO of the Company.

Note 13. Subsequent Events

Termination of Factoring Contract

In April 2007, Propalms terminated their factoring contract with GE Finance.


                      PROPALMS, INC.

     Consolidated Financial Statements (Unaudited)

                     October 31, 2007



                     TABLE OF CONTENTS

Unaudited Consolidated Balance Sheet at October 31, 2007

Unaudited Consolidated Statement of Operations for the
   Three and Nine Months Ended October 31, 2007

Unaudited Consolidated Statement of Cash Flows for the
   Three and Nine Months Ended October 31, 2007

Unaudited Consolidated Statements of Deficit in Stockholders'
   Equity for the Three Months Ended October 31, 2007

Notes to Financial Statements

Management's Discussion and Analysis or Plan of Operation




                     PROPALMS, INC.
              CONSOLIDATED BALANCE SHEET
             October 31, 2007 (unaudited)


             ASSETS

Current assets:
     Cash and cash equivalents                      $      25,318
     Restricted cash                                      129,399
     Accounts receivable, net of allowance
        of  doubtful accounts of $10,932                  242,340
     Prepaids and other currents assets                 1,050,004
                                                    -------------
       Total current assets                             1,447,061

Property and equipment, net of
    accumulated depreciation of $10,462                     9,969

Intangible assets, net of
    accumulated amortization of $508,591                  821,627
                                                    -------------
    Total assets                                      $ 2,278,657
                                                    =============

   LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses           $     548,446
    Loans from shareholders                               151,773
    Notes payable current                                 976,307
    Deferred revenue current                              573,999
    Derivative liability                                  191,962
                                                     ------------
      Total current liabilities                         2,442,487

Long-term liabilities:
    Notes payable                                         244,511
    Deferred revenue                                      110,034
                                                     ------------
      Total long-term liabilities                         354,545
                                                     ------------
       Total liabilities                                2,797,032

Commitments and Contingencies                                  -

Stockholders' equity:
    Common stock, $0.0001 par value; 500,000,000
      shares authorized; 365,638,098 shares issued
      and outstanding                                      36,570
    Preferred stock, .0001 par value; 20,000,000
       shares authorized, 0 issued and outstanding             -
    Additional paid in capital                          1,980,745
    Accumulated deficit                                (2,549,146)
    Comprehensive gain                                     13,456
                                                    -------------
      Total stockholders' equity                       (  518,375)
                                                    -------------
      Total liabilities and stockholders' equity      $ 2,278,657
                                                    =============
See accompanying notes.




                     PROPALMS, INC.
    CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
  For The Three and Nine Months Ended October 31, 2007


                                     Three Months      Nine Months
                                        Ended             Ended
                                     ------------     ------------
 NET REVENUES                         $  286,729       $  837,540

 COST OF REVENUES                        167,942          508,966
                                      ----------       ----------
 Gross Profit                            118,787          328,574

 EXPENSES:
    Research and development              30,150           89,365
    Sales and Marketing                   54,055          202,324
    General and administrative           152,495          534,391
                                      ----------       ----------
      Total operating expenses           236,700          826,350
                                      ----------       ----------
      Net operating loss                (117,913)        (497,776)

 OTHER INCOME (EXPENSES):
    Interest income                        1,506            3,766
    Interest expense                     (24,187)         (69,325)
    Foreign currency                      (  709)            (212)
                                      ----------       ----------
      Total other income (expenses)      (23,390)         (65,771)
                                      ----------       ----------

     NET LOSS                         $ (141,303)      $ (563,547)
                                      ==========       ==========
Basis and diluted loss per share:
     Net loss                         $   ( .00)       $   ( .00)
                                      ==========       ==========
Weighted average shares used in
  calculating net loss per
  share Basic and diluted             363,097,240      327,882,117
                                      ===========      ===========

See accompanying notes.





                     PROPALMS, INC.
    CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
  For The Three and Nine Months Ended October 31, 2007


                                         Three Months   Nine Months
                                            Ended          Ended
                                         ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                             $ (141,303)   $ (563,547)
   Amortization of intangible assets          45,215       182,906
   Depreciation                                1,004         3,639
   Stock issued for services                  17,500     1,140,463
  Adjustments to reconcile net (loss)
  to net cash (used) generated in
  operating activities:
   (Increase) decrease in assets
   and liabilities
    Receivables                              (87,294)     (112,812)
    Prepaids and other assets                 47,428      (900,782)
    Accounts payable                        (110,317)     (251,392)
    Deferred revenues                         76,696        45,456
                                          ----------    ----------
   Net cash provided by (used by)
    operating activities                   ( 151,071)     (456,069)

CASH FLOWS FROM INVESTING ACTIVITES:
   Acquisition of property                        -        (47,201)
                                          ----------    ----------
   Net cash used by
    investing activities                          -        (47,201)

CASH FLOWS FROM FINANCING ACTIVITES:
   Notes payable                              42,371       228,044
   Proceeds from officer loans                  (336)        4,595
   Shares issued for cash                    115,000       282,998
   Shares issued for purchase                     -          1,350
                                          ----------    ----------
   Net cash provided by (used by)
    financing activities                     157,035       516,987
                                          ----------    ----------
Net increase (decrease) in cash                5,964        13,717
Cash beginning of period                     148,753       141,000
                                          ----------    ----------
Cash end of period                        $  154,717    $  154,717
                                          ==========    ==========

See accompanying notes.





                    PROPALMS, INC.
 STATEMENT OF DEFICIT IN STOCKHOLDERS' EQUITY (Unaudited)
  For The Three and Nine Months Ended October 31, 2007



                                  Common Stock          Additional
                              Shares        Amount    Paid In Capital
                            ----------------------    ---------------
Balance as reported at
    July 31, 2007          360,558,797     $ 36,062       $1,848,753

Shares issued for
  cash                       3,972,159          397          114,603

Shares issued for
  expenses                   1,107,142          111           17,389

Net loss                            -            -                -
                          ------------    ---------       ----------
Balance at
 October 31, 2007          360,558,797     $ 36,058       $1,848,753
                          ============    =========       ==========



                         Comprehensive   Accumulated
                             Loss           Deficit        Total
                         ------------    -----------    -----------
Balance as reported at
    July 31, 2007             $ 13,456   $(2,407,843)  $(  509,572)

Shares issued for
  cash                              -             -         115,000

Shares issued for
  expenses                          -             -          17,500

Net loss                            -       (141,303)      (141,303)
                          ------------   ------------   -----------
Balance at
 October 31, 2007             $ 13,456   $(2,400,097)   $(  501,830)
                          ============   ============   ===========

See accompanying notes.





                        PROPALMS USA, INC

              NOTES TO THE FINANCIAL STATEMENTS
                October 31, 2007 (Unaudited)

Note 1. Nature of Business

Nature of Business

Propalms, Inc. (the "Company") was incorporated in 1995 and is a holding company which owns 100% of Propalms Ltd., a UK registered company, an operating unit which accounts for the majority of current revenues of the corporation. Propalms Ltd. was incorporated in October 2001 with a fiscal year end of January 31.

On July 12, 2005 Propalms, Ltd. purchased from Tarantella, Inc. a license and purchase option agreement for the world wide intellectual property rights, including the entire customer base and all the ongoing maintenance revenue, of a software product called Terminal Services Edition ("TSE"). Tarantella had previously purchased the intellectual property rights from New Moon, Inc., who had developed TSE. Tarantella had only made a limited penetration of the market before been acquired by Sun Microsystems Inc.

In December 2006, the two founders of the Company acquired a majority shareholding interest in the public traded company Jenna Lane Inc (JLNY.PK). In December 2006, the two founders were appointed to the Board of Directors of Jenna Lane Inc. Also during December 2006, Jenna Lane Inc. increased its authorized common shares to 500,000,000 in order to acquire Propalms Ltd.

In March 2007, Jenna Lane, Inc. changed its name to Propalms USA Inc. and its ticker symbol to PRPM in order to better reflect the nature of the Company's business. As a result of this recapitalization and reorganization, the financial statements of the Company reflect the results of operations beginning on July 12, 2005 (since "Inception").

Propalms USA, Inc., through Propalms Ltd., develops TSE which offers users a complete management product for the Microsoft server-based computing (SBC) environment. TSE allows users to manage and operate all their software applications centrally on their servers rather than on each individual desktop computer. TSE gives users access to any software application from any desktop or hand held device e.g. Microsoft Windows 95, XP, CE, Linux, Mac, Java. The Company markets and licenses its products through multiple channels such as value-added resellers and channel distributors.

Note 2. Summary of significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates made by management include valuation of the Company's goodwill, net realizable value of core and product technology, the allocation of management's time spent on different expense categories, and the amortization and depreciation periods for intangible and long-lived assets. The actual amounts of such estimates, when known, may vary from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents, at October 31, 2007 consist of cash held at commercial banking institutions. The Company considers investments purchased with initial or remaining contractual maturities when purchased of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is primarily comprised of furniture, computer equipment and software, which are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which is four years. Depreciation expense was $1,004 and $3,639 for the three and nine month periods ending October 31, 2007.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Capitalized Software Costs

Under the criteria set forth in SFAS No.86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed", development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of completion can be demonstrated, at which time such costs are capitalized until the product is available for general release to customers.
The Company capitalized $182,409 in costs during the period to January 31, 2007, such costs consisting of services provided by external vendors and an element of internal staff costs. These costs are being amortized over the estimated useful life of the software, which is two years. These costs are included in intangible assets in the accompanying balance sheet and amortization expense was $45,215 and $182,906 for the three and nine month periods ending October 31, 2007, respectively.

Goodwill

The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. At October 31, 2007, the Company had no remaining goodwill recorded. Excluding goodwill, the Company has no intangible assets deemed to have indefinite lives. See Note 4 for acquisitions.

Revenue Recognition

The Company markets and licenses its products, Propalms
Terminal Server Edition ("TSE"), primarily through indirect channels such as value-added resellers and channel distributors. The Company product license is perpetual and includes either one to two years of maintenance.
Maintenance includes enhancements and unspecified software upgrades.

The Company also separately sells support and maintenance renewal contracts. All of the Company's revenues, which occur from the sale of licenses, support contracts and maintenance renewal contracts are recognized on a pro rata basis over the term of the arrangement, which is either twelve (12) or twenty-four (24) months in most cases and assuming all other criteria have been met.
The Company does not recognize any revenue upon receipt of an order from a customer.

Software license revenues are recognized when a non-cancellable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. The Company has concluded that its revenue recognition policies are in compliance with SOP 97-2, Software Revenue Recognition (as amended by SOP 98-4 and
SOP 98-9) and related interpretations.

The Company sells its products only through distributors with which it maintains distribution agreements. When a distributor receives an order for the Company's product, the distributor will provide the Company a purchase order. Assuming all other criteria are met, revenue is recognized upon receipt of a purchase order. All sales are conducted via electronic license arrangements. Products are delivered indirectly to the end-user by the Company. Once the Company receives a product license agreement and purchase order from the distributor, "software activation keys" that enable the feature configuration ordered by the end-user are delivered electronically to the end-user. Delivery of these "software activation keys" usually occurs within 24 to 48 hours of receipt by the Company of a purchase order and end-user license agreement.

The Company does not grant its distributors the right to a refund under any circumstances. Distributors are contractually bound to make payment for product within 30-60 days of invoice and it is the Company's experience that these terms are accepted and adhered to by its distributors.

Note Payable - The note payable, discussed in Note 6, is reported at its pay-off amount less an amount attributed to imputed interest using an interest rate that was estimated by Company management and a term of 2 years.

Product Concentration

The Company derives substantially all of its revenues from its TSE Server product and anticipates that this product and future derivative products and product lines based upon this technology will continue to constitute a majority of its revenue. The Company could experience declines in demand for this product, whether as a result of general economic conditions, new competitive product releases, price competition, lack of success of its strategic partners, technological change or other factors.

Cost of Revenues

Cost of revenues consists primarily of fees paid to outside firms to perform software support tasks, amortization of acquired product technology and capitalized software development costs, and other personnel-related costs of providing technical support and consulting, as well as, the Company's online services.

Accounting for Stock-Based Compensation

The Company has not granted any stock-based compensation to any employees, officers or directors.

Foreign Currency & Operations

The functional currency of the Company is the U.S. dollar.
Monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured into U.S. dollars at period end and year-end exchange rates, and revenue and expenses are remeasured at average rates prevailing during the period. The remeasurement loss was $709 for the three month period ending October 31, 2007 and a loss of $212 for the nine month period ending October 31, 2007.

Approximately 40% of the Company's revenues are derived from sales to business in the United Kingdom, 6.5% are derived from sales to business in Europe, and 1.5% are derived from sales to business in Canada. The remaining
52% of revenues are derived from sales to business in the United States, Central and South America, and Asia.

Income Taxes:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109
("SFAS 109"). Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the currently enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. Deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carry forwards. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock-based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share
Based Payment ("SFAS No. 123R"), under the modified prospective transition method on October 1, 2006. SFAS
No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of October 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after October 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for
Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Segment Reporting

Statement of Financial Accounting Standards No. 131
("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment.

Fair Value of Financial Instruments

All of the Company's financial instruments are reported at their carrying value which, due to their short-term nature, approximates their fair value.

Recent Accounting Pronouncements:

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends
SFAS No 133, "Accounting for Derivative Instruments and
Hedging Activities", and SFAS No. 140, "Accounting for
Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends
SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In March 2006 FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets." This Statement amends
SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:
* Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
* Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
* Permits an entity to choose amortization method or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities:
* At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.
* *Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.
This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS No. 157 "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements
No. 87, 88, 106, and 132(R)." This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:
* A brief description of the provisions of this Statement
* The date that adoption is required
* The date the employer plans to adopt the recognition provisions of this Statement, if earlier.
The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159,
"The Fair Value Option for Financial Assets and Financial
Liabilities." FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement.

FAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is currently evaluating the effect of this pronouncement on financial statements.

Note 3. Property and Equipment, net

Property and equipment at October 31, 2007 is comprised of
the following:
       Computer and office equipment 		 $15,888
       Computer software 			   3,007
       Furniture and fixtures			   1,536
                                                 -------
       				         	  20,431
         Less accumulated depreciation	         (10,462)
                                                 -------
       Property and equipment, net               $ 9,969

Note 4. Acquisitions

Concurrent with the inception of business on July 12, 2005, the Company completed the acquisition of $1,008,000 in net intangible assets from an unrelated third party. The Company engaged an independent valuation expert to estimate the fair values of the assets and liability acquired. The excess of consideration given over the fair value of the assets and liability acquired has been recorded as goodwill. The assets acquired consisted of $483,000 in developed software technology, $404,000 in customer relationships and $121,000 in goodwill. Additionally, the Company assumed an obligation to continue to provide support and maintenance to the existing users of the acquired software technology.

The determination of the fair value of this obligation of $143,000 was based on estimates and assumptions provided by the Company. The estimated fair value of this obligation was determined by utilizing a cost build-up approach plus a normal profit margin. The Company did not include any costs associated with selling efforts, research and development or the related fulfillment margins on these costs as they were not deemed to represent a legal obligation at the time of the acquisition. This obligation is being amortized to revenues over a two-year period on a pro-rata basis.

Note 5 - Intangible Assets

Intangible assets consist of acquired developed software technology, acquired customer relationship, capitalized software development costs and goodwill. The following table summarizes these assets:
                          Gross    Accumulated	   Net	 Estimated
                          Amount   Amortization	 Amount	Useful Life
                         --------  ------------  ------ -----------
Developed Software
     Technology          $631,940      261,099	 370,841   5 years
Customer Relationships	  467,970      109,190	 358,780   10 years
Software Development
     Costs		  230,308      138,302	  92,006   2 years
                         --------    ---------   -------
     Total		1,330,218      508,591	 821,627

The developed software technology and software development costs are being amortized to cost of revenues. The value of the customer relationships is being amortized to Sales and Marketing expense.

Note 6 - Note Payable

To finance the acquisition of those certain assets and liability in July 2005, the Company made an initial cash payment of $100,000 and agreed to make payments to the seller over a scheduled 30-month period, for a total of $900,000. The agreement calls for quarterly payments of $50,000, with the first one due in October 2005, until December 2007, at which time the remaining balance is due and payable. This note is non-interest bearing.
In recording this liability, the Company imputed approximately $135,000 of interest using a rate of 8%.

Note 7 - Loans from Shareholders

As part of the reorganization and recapitalization of the Company on July 12, 2005 discussed in Note 1, each of the two shareholders loaned the Company $53,205. These notes are non-interest-bearing and due on demand or upon certain events that would effect a change in control of the Company. Further advances made to the Company during the period ended January 31, 2007 amounted to $40,909. The total amount owed, of $151,773 is reflected as current as it is a demand note.

Note 8 - Commitments and Contingencies

At October 31, 2007 there were no material commitments or contingencies. The Company leases office spare in the UK on a month-to-month basis. This lease is accounted for as an operating lease.

Note 9 - Prepaid Expenses and Other Current Assets

A number of countries require deduction of a sales withholding tax element on settlement of sales invoices issued by a U.K.
company. At October 31, 2007 the Company recorded no amount deducted in withholding tax.

Note 10 - Bank Loan

On July 10, 2006 the Company received unsecured loan finance from HSBC Plc. Interest is debited on a monthly basis and repayments of capital and interest are made on a monthly basis.
The total capital sum outstanding at October 31, 2007 amounted to $285,740 of which $41,229 is reflected as current and $244,511 is reflected as long term. Loan interest charged in the period of $2,676 is debited as an interest expense in the accompanying Statement of Operations. The loan is repayable over a 5 year period from 10th July 2006, interest is payable at a fixed rate for the first three years of the loan. A proportion of the initial sum advanced (40%) is held on deposit with HSBC Plc and is included in cash assets, the remainder of the original loan (60%) has been secured by the personal guarantee of Owen Dukes (CEO)

Note 12 - Restricted Shares

The following issued shares are restricted for one year following the reverse merger (from December 12th 2006):
* Issued in exchange for services and cash 28,000,000
* Issued in exchange for shares in Propalms Ltd 243,750,000
In addition the shares held in the Escrow account bear the same restriction.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Critical Accounting Policies.

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.

Revenue Recognition

The Company revenue is made up from new license sales, expansion licenses to existing customers as well as annual renewal for maintenance. Management has made the decision to recognize all revenue in accordance with Statement of Position No. 97-2, Software Revenue Recognition ("SOP 97-2"), as amended by Statement of Position No. 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, and Statement of Position No. 98-9, Modification of SOP 97-2, and Staff Accounting Bulletin No. 101, as amended by Staff Accounting Bulletin No. 104. Revenue is based upon a subscription model and the revenue amount is deferred over the life of the license and maintenance contract.

Propalms USA, Inc. establishes persuasive evidence of an arrangement for each type of revenue transaction based on either a signed contract with the distributor as per our signed distribution contract or with OEMs and other resellers, or, in the case of individual sales through receipt of payment which indicates acceptance of our terms of sales.

 A. Subscription revenue

Subscription revenue is comprised of direct and indirect sales of Propalms enterprise technologies. Accounts receivable and deferred revenue are recorded at the time a customer enters into an agreement for the purchase of a license, and the customer is billed. The deferred revenue amount is amortized to revenue over the life of the maintenance contract which includes the cost of the license.

Propalms TSE Application technologies are generally offered with either one or two year base maintenance periods; the majority of our revenue being realized on a yearly basis.
The base subscription generally entitles the end user to the technology itself and customer support generally consisting of a specified level of customer support, bug fixes, functionality enhancements to the technology and upgrades to new versions of the technologies, each on a when-and-if available basis, during the term of the maintenance contract.

 B. Training and services revenue

Training and services are comprised of revenue for consulting, engineering and customer training and education services. Consulting services consist of hourly arrangements, and revenue is recognized as these services are performed. Engineering services represent revenues earned under fixed fee arrangements with our OEM partners and other customers to provide for significant modification and customization of our TSE. There are no rights of return granted to any of our purchasers.

 C. Revenue Derived from Distributors

A material portion of our revenue during any reporting period is typically generated from a very limited number of significant distributors around the globe. Several of our significant customers are ISVs who have bundled our products with theirs to sell as web-enabled versions of their products. Other significant customers include distributors who sell our products directly.

Market Characterization

Propalms USA, Inc. focuses our Research and Development in staying ahead of the technology curve in our industry. We are constantly working on new product and service introductions and enhancements. We make it a point to stay on top of ever changing industry standards, fluctuations in customer demand and changes in customer requirements. Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy.

Stock-Based Compensation

As of October 31, 2007, the Company has not implemented any stock compensation plan. It is the intention of the Company to provide a stock compensation plan, for all key employees, as well as key significant contractors. It is the Company's intention to release details of any stock compensation plan on execution by the Company.

Assets

The Company's assets have increased over the past year due to the significant development of the latest version of our software, TSE 5.0.

Liabilities

Accounts Payable increased due to the cost of the reverse merger, which since has been satisfied in payment of shares.
As Propalms increases its sales, their Deferred Revenues will increase.

Significant Events

Software Releases Investments

During the accounting period (or shortly after) the following version/enhancements to the Propalms TSE products were released:
* TSEv5 - Full release date 22nd June 2006
* Microsoft Vista version - released 2nd February 2007
* TSEv5 - 64 bit functionality - released 28th March 2007

Major Enterprise Contracts

The Company entered into a contract with Intuit Japan that will bundle TSE with its accounting package. The Company believes that over a 24 month period this could generate significant revenues in excess of $500,000 annually.

In May 2007 the Company received, an initial software support contract from Price Waterhouse Coopers ("PWC") in Canada after the successful testing of TSE in a large environment.

The initial rollout in Canada is expected to be for 5,000 licenses plus additional support contracts. The revenue expected from this contract is estimated to be generating sales transaction revenues of $250,000 over the rollout period. The Company has also been informed that PWC in Brazil is also interested in purchasing the TSE. This would represent the potential to create additional rollouts with approximately 4,000 licenses that will generate sales transaction revenue of $200,000.

The Company has also been informed that the TSE software, based upon its continuing performance, has the potential to generate further rollouts across the PWC organization. The number of worldwide PWC users is over a 100,000, with potential sales transaction revenue of $5 million dollars over the next three to four years.

The Company in April 2007 signed a new distribution contract with TT Network Integration in Thailand, whose major shareholder is the Toyota Company group. This distribution contract represents supplying server based computing TSE software for all the Toyota group of companies on a worldwide basis.
It is expected that the initial rollout for the first two years will generate approximate sales transaction revenues of $500,000, with an additional $2 million over the next three to four years.

The Company has a number of other significant prospects. The winning of future contracts will substantially increase the revenues of the company.

Maintenance Revenue

The maintenance support revenue has increased by more than 50% in the current financial period and the renewal rate from customers has been over 90%. The company believes that in the upcoming financial year, the maintenance contract revenue will continue to grow as new customers are implementing the TSE application.

A total of 133,833,334 shares have been placed into an Escrow account in order to settle services rendered/to be rendered to the Company.

Big Apple Consulting, USA

The company has retained the services of Big Apple Consulting, USA over a two year period to manage Investor relations.

Big Apple Consulting, USA has agreed to accept ordinary stock in exchange for these services at the prevailing offer price. A total of 40,000,000 shares have been set aside in the Escrow account for these purposes and will be released monthly at the price prevailing at the date of release.

Termination of Factoring Contract

In April 2007, Propalms terminated their factoring contract with GE Finance. This will save the company $50,000 in yearly cost for their services.

New Appointment to the Board of Directors

In April 2007, Propalms USA, Inc. appointed Mr. Nakul Stood to their Board of Directors. Mr. Stood is one of the original co-developers of Propalms TSE product.


FINANCIAL INFORMATION CERTIFICATION

I, Robert Zysblat, do hereby certify that I was responsible for the preparation of the statements and that such statements, and the notes thereto, present fairly, in all material respects, the financial position of the issuer and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied.

  January 6, 2008	       	/s/   Robert Zysblat
                                -----------------------
				Robert Zysblat
				President and CFO


                               PART III

    Item 1.  Index to Exhibits

    Item 2.  Description of Exhibits


    SIGNATURES

    	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


 				PROPALMS, INC.


Date: January 10, 2008          By: /s/ Robert Zysblat
                                ----------------------
    		                Robert Zysblat
                                President and CFO


      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 10-SB Registration Statement of Propalms, Inc. of our report dated August 31, 2007, on our audit of the financial statments of Proplams, Inc. as of January 31, 2007 and the consoilidated results of their operations and cash flows for the year then ended, and the reference to us under the caption "Experts."

     KABANI & COMPANY, INC.
     Los Angeles, California

     /s/ Kabani and Company, Inc.
     ----------------------------
     January 15, 2008